UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ValueVision Media, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

On June 9, 2014, ValueVision Media, Inc. issued the press release filed herewith.

For Immediate Release

Independent Proxy Advisory Firm Egan Jones Recommends ValueVision’s Shareholders Elect ALL

of ValueVision’s Director Nominees

ValueVision Board Urges Shareholders to Protect the Value of Their Investment

By Voting the WHITE Proxy Card

MINNEAPOLIS, MN – June 9, 2014 — ValueVision Media, Inc. (NASDAQ: VVTV) (“ValueVision” or the “Company”), a multichannel electronic retailer via TV, Internet and mobile operating as ShopHQ, announced that Egan-Jones Proxy Services (“Egan-Jones”), an independent proxy advisory firm, recommends that ValueVision’s shareholders vote “FOR” ALL eight of ValueVision’s director nominees on the WHITE proxy card at the Company’s 2014 Annual Meeting of Shareholders scheduled for Wednesday, June 18, 2014.

Egan-Jones stated in its June 6, 2014, report1:

We believe that support for voting the management ballot is merited and that voting the management ballot (WHITE PROXY CARD) is in the best interests of the Company and its shareholders. In arriving at the conclusion, we have considered the following factors:

1.	Our belief that the Company has demonstrably been driving positive sales growth and positive Adjusted EBITDA performance, evident from each of the past eight quarters. The Company has also strengthened its financial position, as evidenced by lower operating expenses and the repayment of $53 million in preferred stock obligations, the refinancing of high interest debt obligations with lower cost debt, as well as an overall expansion of the Company’s credit facility.
2.	Our belief that the dissidents have failed to make a persuasive case that their joining and taking control of the Board, giving them Board representation greatly disproportionate to their reported shareholdings, would ultimately result in the enhancement of shareholder value, and we are not convinced that the election of the dissidents’ slate to the board of directors would work to the benefit of all shareholders.

The Company’s nominees are qualified and we recommend a vote “FOR” this Proposal.

Commenting on the Egan-Jones report, ValueVision issued the following statement:

Egan-Jones’ recommendation that shareholders vote FOR ALL of ValueVision’s highly qualified and experienced director nominees reinforces our conviction that your Board and management team, through their continued execution of ValueVision’s strategy, have successfully positioned the Company for continued growth and value creation. Furthermore, the support from this independent proxy advisory firm reflects the meaningful changes the Board and management team have implemented to transform the Company.

We believe Clinton’s campaign to give its nominees control of ValueVision’s Board – despite, in our view, making no case that change is warranted, providing no clear strategy and decreasing

[1]	Permission to use quotations neither sought nor obtained. Emphasis added.

its share ownership by approximately 40% since the start of its campaign – risks derailing the Company’s progress. We urge ValueVision shareholders to support the Board that is committed to enhancing value for all shareholders by voting FOR ValueVision’s eight highly qualified and experienced nominees on the WHITE proxy card today.

ValueVision’s shareholders are reminded that their vote is important, no matter how many or how few shares they own. To follow the recommendations of Egan Jones and the ValueVision Board of Directors, shareholders should vote the WHITE proxy card “FOR” ValueVision’s eight highly qualified and experienced nominees: Jill Botway, John Buck, William Evans, Landel Hobbs, Sean Orr, Lowell Robinson, Randy Ronning and Keith Stewart.

Advisors

Jefferies LLC is acting as financial advisor and Simpson Thacher & Bartlett LLP and Barnes & Thornburg LLP are acting as legal advisors to ValueVision.

Your Vote Is Important, No Matter How Many Or How Few Shares You Own

If you have questions about how to vote your shares, or need additional assistance,

please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Shareholders Call Toll-Free: (888) 750-5834

Banks and Brokers May Call Collect: (212) 750-5833

REMEMBER:

We urge you NOT to sign any Gold proxy card sent to you by Clinton. If you have already done so, you have every right to change your vote by signing, dating and returning the enclosed WHITE proxy card TODAY in the postage-paid envelope provided. If you hold your shares in Street-name, your custodian may also enable voting by telephone or by Internet—please follow the simple instructions provided on your WHITE proxy card.

About ValueVision Media/ShopHQ (www.shophq.com/ir)

ValueVision Media, Inc. operates as ShopHQ, a multichannel retailer that enables customers to shop and interact via TV, phone, Internet and mobile in the merchandise categories of Home & Consumer Electronics, Beauty, Health & Fitness, Fashion & Accessories, and Jewelry & Watches. The ShopHQ television network reaches over 87 million cable and satellite homes and is also available nationwide via live streaming at www.shophq.com. Please visit www.shophq.com/ir for more investor information.

Forward-Looking Information

This release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. These statements are based on management’s current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer preferences, spending and debt levels; the general economic and credit environment; interest rates; seasonal variations in consumer purchasing activities; the ability to achieve the most effective product category mixes to maximize sales and margin objectives; competitive pressures on sales; pricing and gross sales margins; the level of cable and satellite distribution for our programming and the associated fees; our ability to establish and maintain acceptable commercial terms with third-party vendors and other third parties with whom we have contractual relationships, and to successfully manage key vendor relationships; our ability to manage our operating expenses successfully and our working capital levels; our ability to remain compliant with our long-term credit facility covenants; our ability to successfully transition our brand name; the market demand for television station sales; our management and information systems infrastructure; challenges to our data and information security; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting our operations; significant public events that are difficult to predict, or other significant television-covering events causing an interruption of television coverage or that directly compete with the viewership of our programming; and our ability to obtain and retain key executives and employees. More detailed information about those factors is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this announcement. The Company is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Important Information

This release may be deemed to be solicitation material in respect of the solicitation of proxies from shareholders in connection with one or more meetings of the Company’s shareholders, including the Company’s 2014 Annual Meeting of Shareholders. On May 9, 2014, the Company filed with the Securities and Exchange Commission (“SEC”) a proxy statement and a WHITE proxy card in connection with the Company’s 2014 Annual Meeting of Shareholders. The Company, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from shareholders in connection with the Company’s 2014 Annual Meeting of Shareholders. Information concerning the interests of these directors and executive officers in connection with the matters to be voted on at the Company’s 2014 Annual Meeting of Shareholders is included in the proxy statement filed by the Company with the SEC in connection with such meeting. In addition, the Company files annual, quarterly and special reports, proxy and information statements, and other information with the SEC. The proxy statement for the 2014 Annual Meeting of Shareholders is available, and any other relevant documents and any other material filed with the SEC concerning the Company will be, when filed, available, free of charge at the SEC website at http://www.sec.gov. SHAREHOLDERS ARE URGED TO READ CAREFULLY THE PROXY STATEMENT FILED BY THE COMPANY AND ANY OTHER RELEVANT DOCUMENTS FILED WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION WITH RESPECT TO PARTICIPANTS.

Contacts

Media:

Dawn Zaremba

ShopHQ

dzaremba@shophq.com

(952) 943-6043 O

Tim Lynch / Jed Repko

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

Investors:

David Collins / Eric Lentini

Catalyst Global LLC

vvtv@catalyst-ir.com

(212) 924-9800 O

(917) 734-0339 M

Arthur Crozier / Scott Winter / Jonathan Salzberger

Innisfree M&A Incorporated

(212) 750-5833